Exhibit 3.1

Amended and Restated Certificate of Incorporation

of

Endocyte, Inc.

1.                                      The name of the corporation is “Endocyte, Inc.” (the “Corporation”).

2.                                      The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive, New Castle County Wilmington, Delaware 19808. The Corporation Service Company is the Corporation’s registered agent at that address.

3.                                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4.                                      The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.001 per share.

5.                                      In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

6.                                      The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation.  The election of directors of the Corporation need not be by written ballot.

7.                                      To the fullest extent permitted by applicable law, as it may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.                                      The Corporation may indemnify, to the fullest extent permitted by applicable law, as it may be amended from time to time, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

9.                                      The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, as it may be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

10.                               Neither any amendment nor any repeal of Articles 7 through 9, nor the adoption of any provision of the Corporation’s Certificate of Incorporation that is inconsistent with Articles 7 through 9 as set forth herein, shall eliminate or reduce the effect of Articles 7 through 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for Articles 7 through 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

11.                               The Corporation elects not to be governed by Section 203 of the DGCL.